Exhibit 4.03


                              Consulting Agreement


THIS AGREEMENT is made and entered into as of this 1st day of February 1999 between Jack Forster, an individual residing at c/o Wheawill and Sudworth, Mount Barrow House, 12 Elizabeth Street, London SW1W 9RB (the "Consultant") and Diversicon Holdings Corp., 290 Wild Avenue, Staten Island, NY 10314 (the "Company").

WITNESSETH:

WHEREAS, the Consultant provides business consulting services, public relations and direct marketing advertising; and

WHEREAS, the Company desires to conduct an investor public relations program and to obtain the benefit of consultant's services as a business adviser and consultant related thereto; and

WHEREAS, the Consultant is willing to provide such services for the Company.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. Engagement: Subject to the terms of this Agreement, the Company hereby engages the Consultant to assist the Company in creating and maintaining an investor public relations campaign and to render services as a business and financial adviser and consultant as described in Section 2 of this Agreement. The Consultant hereby agrees to perform the services as described in Section 2 of this Agreement subject to the further provisions of this Agreement.

2.   Consulting Services: The Consultant shall provide the following services:

     A. The Consultant will provide advice and opinions to the Company concerning matters in connection with shareholder relations, corporate reorganizations, capital structure, development of a business plan, financial matters, capital raising transactions, and general corporate and strategic options for the Company. The strategic options may include, without limitation, acquisitions, asset sales or purchases, mergers, consolidations, joint ventures, business combinations, recapitalizations, spin-off's, and equity


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          and debt financings through public offerings, private placements, institutional borrowings, or otherwise.

     B. The Consultant will review and analyze all aspects of the Company's marketing goals and make recommendations on feasibility and achievement of desired goals.

     C. The Consultant will review all of the general information and recent SEC filings of the Company and write, design, and produce a direct mail package of up to 100,000 pieces to include an ample number of corporate profiles so as to allow for one profile for each respondent to the original mailing. Corporate profiles shall be prepared in "brokerage style format." The direct mail package and the corporate profile shall be submitted to the Company for its approval prior to circulation. All postage for the direct mailing and return mail shall be paid by the Company. Such direct mailing shall occur no later than March 31, 1999.

     D. The Consultant will introduce brokers interested in participating and conduct the necessary due diligence and obtain the required approvals necessary for those firms to participate. This will include a preliminary "INSTA-FAX" that will be written and faxed by the Consultant to its broker-dealer network and other interested brokers. Upon the Company's request, the Consultant will provide fax and phone lines to be answered "Diversicon Holdings Corp.," by an account executive from 9am - 4 p.m., 5 days a week, and provide mailings of 10Q and 10K, as well as all other information upon request of present or potential shareholders at his expense.

     E. The Consultant will be available to the Company to field any calls from firms and brokers inquiring about the Company.

     F. The Consultant shall coordinate due diligence trips for brokers to acquaint them with the Company.

     G. The Consultant, at his own expense, shall conduct "road shows" introducing the Company to brokers and new brokerage firms.

     H. The Consultant shall for an initial period of EIGHT (8) months commencing upon signing of this agreement conduct mailings to and telephone follow-up with brokers throughout the United States. Further, Consultant shall for an initial period of six (6)


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          months commencing upon signing of this agreement, research, write, and place newsworthy feature articles in national, regional, local business, investment, and trade publications.

     I. All expenses incurred by the Consultant in providing the foregoing services shall be borne exclusively by Consultant.

3. Time & Performance: Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue until completion, which is expected to occur within eight months from the date of this Agreement, except as otherwise provided in this Agreement.

4. Compensation: In exchange for undertaking the services described in Section 2 above and the assignment determined in Section 12 below, the Consultants shall be entitled to receive from the Company 100,000 shares of common stock of the Company. Such shares shall be issued under a Registration Statement of the Company on Form S-8.

5.   Representations, Warranties, And Covenants Of Company:

     The Company represents and warrants and covenants to the Consultant, each such representation, warranty and covenant being deemed to be material that:

     A. The Company shall cooperate fully and timely with the Consultant to perform its obligations under this Agreement.

     B. The Company's Board of Directors has duly authorized the execution and performance of this Agreement by the Company in accordance with applicable law.

     C. The Company shall promptly deliver to the Consultant a complete due diligence package to include the Company's latest 10K, latest 10Q, last 6 months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc. DTC list, full list of shareholders, etc. of the Company.

     D. All information supplied by the Company to the Consultant shall be true, accurate, complete and not misleading, in all material respects; provided, however, no representation is made as to information supplied by third parties.

     E. The Company shall act diligently and promptly in reviewing materials submitted


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          to it by the Consultant to enhance timely distribution of the materials and shall inform the Consultant of any inaccuracies contained therein prior to the projected publication date. Pre-publication approval, in writing, will be obtained from the Company by the Consultant for all promotion materials.

6. Independent Contractor: Consultant herein is an independent contractor and will not act as the Company's agent, nor shall be deemed an employee of the Company for the purposes of any employee benefit program, or be deemed an employee of the Company for purposes of income tax withholding, FICA, taxes, unemployment benefits, workers compensation benefits, or otherwise. The Consultant shall not enter into any Agreement or incur any obligations on the Company's behalf, or commit the Company in any manner without the Company's prior consent. As an independent contractor, the Consultant understands and agrees that he is solely responsible for the control and supervision of the means by which the services hereunder are completed. Such beings, by which the services are accomplished, are subject to the Consultant's discretion, which discretion must be exercised consistent with the goal of completing the services on schedule and in accordance with the terms of this Agreement.

     The Consultant also acknowledges and agrees that no training is required by the Company and no training will be provided by the Company. Any supplies, which in the opinion of the Consultant may be necessary to perform the services required, shall be the responsibility of the Consultant.

7. Representations, Warranties, And Covenants of Consultant: The Consultant represents, warrants, and covenants to the Company, each such representation, warranty and covenant being deemed to be material, that:

     A. All services provided hereunder shall be performed in accordance of all applicable Federal, State, and local laws and executive orders.

     B. The Consultant has not been and is not currently under indictment or under investigation by any state or federal agency or law enforcement authority and will promptly notice the Company if the Consultant should become the subject of such an indictment or investigation.

     C.   Services under this agreement will be timely performed.

     D. With respect to all works of authorship created by the Consultant in the performance of services under this


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          agreement ("Work Product") that (1) the Consultant's retention by the
          Company and the creation, use or distribution of the Work Product does not and will not violate any non-compete, confidentiality or other contract binding on Consultant or infringe on any patent, copyright, trade secret, or other proprietary right of any third party, (2) the Work Product is and will be original; and (3) the Work Product shall conform strictly and in all respects to specifications and prevailing standards of quality and workmanship.

     E. The Consultant shall indemnify and hold the Company harmless from any and all claims of other parties for breach of the foregoing representations, warranties and covenants.

8. Disclaimer By the Consultant: Other than as set forth in Section 7 above, the Consultant makes no representation or warranty about the quality of its services to be provided hereunder. In particular, the Consultant makes no representation as to the value of its services or that its services will result in any enhancement to the Company.

9. Termination: If the Company fails to make timely payment of the compensation, the Consultant shall have the right to terminate any further performance under this Agreement. In such event, and provided the Consultant is not in breach or default of his obligations under this Agreement, all compensation shall become immediately due and payable and/or deliverable, and the Consultant shall be entitled to receive and retain the same as liquidated damages, and not as a penalty, in lieu of all other remedies, the parties acknowledging and agreeing that it would be too difficult currently to determine the exact extent of the Consultant's damage, but that the receipt and retention of such compensation is reasonable present estimate of such damage.

     In the event of the Consultant's failure to perform hereunder or other breach of this Agreement by Consultant, the Company may terminate this Agreement and be entitled to reimbursement or damages. The terms of Sections 7E, 11 and 12 of this Agreement shall survive the termination of this Agreement.

10. Limitation of the Consultant's Liability: If the Consultant fails to perform the services hereunder, Consultant's entire liability to the Company shall not exceed the amount of the compensation the Consultant has received from the Company of Section 4. Expect as provided elsewhere in this agreement, in no event will the consultant be liable for any indirect, special or consequential damages nor any claim against the


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     company by any person or entity arising from or in any way related to this;
     provided however, the consultant shall indemnify and shall hold the Company harmless from any and all claims, causes of action, legal proceedings (Whether civil, criminal or attorney's fees and costs) arising from any negligent or intentional misrepresentation made by the Consultant about the Company

11. Ownership of Materials: Work Product created as a result of Consultant's performance hereunder is "work made for hire" under United States copyright law and shall be owned exclusively by the Company. If and to the extent Consultant may, under copyright or other applicable law, be entitled to claim any ownership interest in the Work Product, the Consultant, on behalf of himself, his successors and assigns, in consideration for the compensation paid under Section 4 hereby transfers, grants, conveys, assigns, and relinquishes exclusively to the Company all of Consultant's right, title and interest, including the copyright, in and to the Work Product, Consultant will promptly upon the request of the Company execute such assignment and other documents and take such other action as the Company may reasonably request to convey to the Company full ownership of any and all Work Product. All Work Product shall be delivered to the Company in hard copy form or, if applicable, via readable electronic media, as specified by the Company.

12. Confidentiality: Until such time as the same may become publicly known, other than as a direct or indirect result of the breach of this Agreement by Consultant or a breach of a confidentiality obligation owed to the Company by any third party, the Consultant agrees that any information it receives which is of a confidential or propriety nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement.

     Upon completion of the Consultant's services and upon written request of the Company all materials, original documentation provided will be returned promptly to the Company. The Consultant will, however, require Confidentiality Agreements from its own employees and from contractors the Consultant reasonably believes will come in contact with confidential material.

     The Consultant agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Section 13. Accordingly, the Consultant specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce this
     Section 13 and that such relief may be granted


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     without the necessity of proving actual damages or posting a bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

13. Notices: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail or by national overnight courier services. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier services.

     Notices shall be addressed to the Consultant at:

                  Jack Forster
                  c/o Wheawill and Sudworth
                  Mount Barrow House
                  12 Elizabeth Street
                  London SW1W 9RB

     And to the Company at:

                  Diversicon Holdings Corp.
                  290 Wild Avenue
                  Staten Island NY10314,

     Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

14. Severability: If one or more provisions of this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision, to the extent invalid, illegal, or unenforceable, and provided that such provisions is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof, and the Agreement shall be construed as if such provision had never been contained herein.

15.  Miscellaneous:

     A. Governing Law: This Agreement shall be governed by and interpreted under the laws of the State of New York.



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     B.   Parties in Interest: Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person other than the parties to this Agreement and their respective successors and assigns, nor does anything in this Agreement relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor does any provision herein give any third person any right of subrogation against any party to this Agreement.

     C. Multiple Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


     Executed as a sealed instrument as of the day and year first above written.

                  For the Company: Diversicon Holdings Corp.


                           By: /s/ Daniel Catalfumo
                               ------------------------------
                                  Daniel Catalfumo
                                  President


                  For the Consultant: /s/ Jack Forster
                                      ---------------------------------
                                      Name:


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